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Exhibit 10.22

Zebra Technologies Corporation
Executive Nonqualified Deferred
Compensation Plan

ARTICLE I
PURPOSE AND SCOPE

1.1    PURPOSE

        The purpose of this Plan is to provide retirement benefits for certain selected Executives of the Adopting Employer, in combination with any other retirement benefit plans, agreements or arrangements, whether qualified or otherwise, offered by the Adopting Employer.

1.2    SCOPE

        This Plan is intended as a statement of agreement between certain selected Executives under which, in consideration of the continued satisfactory service of said Executives, the Adopting Employer agrees to pay, when due, certain retirement and other benefits. This Plan shall be binding on the Adopting Employer and any successors to the business of the Adopting Employer and shall inure to the benefit of the Participants and, if applicable, their spouses and beneficiaries.

        Nothing herein contained, and no action taken pursuant to the provisions of this Plan, shall create or be construed to create a trust of any kind nor a fiduciary relationship between the Adopting Employer and any Executive, Executive's surviving spouse or dependents, Executive's estate or Executive's beneficiaries or any other person.

        Any reserves or liabilities set up on the Adopting Employer's books of account with respect to any retirement or other benefits to be paid under the Plan shall continue for all purposes to be a part of the general funds or assets of the Adopting Employer. To the extent that any person acquires a right to receive payments from the Adopting Employer under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Adopting Employer.

ARTICLE II
DEFINITIONS

        Wherever used in this Plan, the following terms shall have the following meanings, unless a different meaning is clearly required by the context.

2.1
"Adopting Employer" means each employer who adopts this Plan by executing an Adoption

2.2
"Adoption Agreement" means the document executed by each Adopting Employer adopting the provisions of this Plan. The terms of this Plan as modified by the terms of an Adopting Employer's Adoption Agreement constitute a separate Plan to be construed as a single agreement. Each elective provision of the Adoption Agreement corresponds by section reference to the section of the Plan which grants the election.

2.3
"Compensation" shall mean the regular remuneration and bonus paid to an Executive for services rendered to the Adopting Employer as shown on the W-2 of the Executive for any given calendar year, adjusted for deferrals under this Plan and any plan under Sections 125, 132(f) or 401(k) of the Internal Revenue Code.

2.4
"Executive" means any member of a select group of management employees who are (i) at or above the level of director, (ii) based in the United States, and (iii) employed by the Adopting Employer on the basis of an employer-employee relationship.

2.5
"Normal Retirement Age" means the age specified in the Adoption Agreement.

2.6
"Normal Retirement Date" means the first day of the month coinciding with or next following a Participant's retirement on or after attaining Normal Retirement Age.

2.7
"Participant" means any Executive who has become eligible to participate in the Plan in accordance with Article III, and who has not ceased to have rights to a Benefit hereunder.

2.8
"Plan" means the Zebra Technologies Corporation Executive Nonqualified Deferred Compensation Plan as set forth herein, including the Adoption Agreement under which the Adopting Employer has elected to participate in this Plan. Each Adopting Employer shall designate the name of the Plan in section 2.8 of its Adoption Agreement. The Plan created by each Adopting Employer is a separate Plan, independent from the plan of any other employer adopting this Plan.

2.9
"Plan Effective Date" means the date set forth in section 2.9 of the Adoption Agreement.

2.10
"Plan Year" means the calendar year.

2.11
"Retirement Benefit" or "Benefit" means an amount, or a series of periodic amounts, payable to a Participant or such Participant's beneficiary under the Plan.

ARTICLE III
PARTICIPATION

3.1    ELIGIBLE EXECUTIVES

        Eligibility for participation in this Plan shall be limited to those Executives designated in writing by the Chief Executive Officer.

3.2    ENTRY DATE

        Each Participant under Section 3.1 shall enter the Plan on the date specified in writing by the Adopting Employer.

3.3    CESSATION OF PARTICIPATION BY ACTION OF ADOPTING EMPLOYER

        The Adopting Employer reserves the right to terminate the active participation of any designated Executive upon 30 days advance notice to the Executive. If the Adopting Employer determines that participation in the Plan by an Executive will cause the Plan to be subject to Parts 2, 3, or 4 of Title I of ERISA, the Adopting Employer may, in its discretion, immediately pay to such Executive the value of his or her account hereunder and terminate the Executive's participation in the plan.

ARTICLE IV
BENEFITS

4.1    PARTICIPANT CONTRIBUTIONS CREDIT

        A Participant may irrevocably elect pursuant to this Plan each Plan Year to reduce the amount of the Participant's Compensation up to the maximum percentage or fixed dollar amount of Compensation elected by the Adopting Employer under section 4.1 of the Adoption Agreement. Any such election shall be made within 30 days prior to January 1 of the Plan Year to which such election pertains, except that with respect to the first Plan Year a Participant is eligible to participate in this Plan, the election shall be made within 30 days of the Participant becoming so eligible and shall be prospective commencing with the immediately succeeding payroll period. Notwithstanding the foregoing, a Participant may elect at any time during the Plan Year to completely terminate, on a prospective basis, any election under this Section 4.1 to the Plan for the remainder of the Plan Year. Such election will be effective as soon as administratively feasible. The Adopting Employer shall maintain a hypothetical book account in the Plan for the Participant to which the Adopting Employer shall credit an amount equal to the amount of the Participant's compensation reduction.

4.2    NORMAL RETIREMENT BENEFIT

        The amount of "Normal Retirement Benefit" shall be equal to the aggregate contributions credited on the Participant's behalf pursuant to the provisions of Section 4.1 of the Plan, plus earnings determined in accordance with Section 4.3 of the Plan, as of the Participant's retirement on or after attaining Normal Retirement Age. Upon attainment of Normal Retirement Age, the Participant shall be fully vested in the Benefit credited to the Participant's account; provided that the Participant is still employed by the Adopting Employer on such date.

4.3    CREDITING RATE

        The aggregate contributions credited under the Plan pursuant to Section 4.1 on the Participant's behalf shall be credited with earnings (or losses) at the rate elected by the Adopting Employer under section 4.3 of the Adoption Agreement. A Participant's account will continue to be credited with earnings (or losses) during the period the Participant is receiving Benefit payments. As used in this Plan, the term "earnings" shall include losses.

4.4    DISABILITY RETIREMENT BENEFIT

        To the extent the Adopting Employer elects to provide a disability Benefit in section 4.4 of the Adoption Agreement, a Participant who has not reached Normal Retirement Age shall become fully vested in the Benefit credited to the Participant's account in the event the Participant becomes totally and permanently disabled during the Participant's employment with the Adopting Employer. The Participant shall be entitled to commence receipt of the Participant's Benefit commencing on the first day of the first month after the Participant terminates employment with the Adopting Employer due to total and permanent disability. For purposes of this Plan, "total and permanent disability" or "disability" shall mean the Participant's inability, for a period of at least six consecutive months, to perform the essential functions of the Participant's duties, with or without reasonable accommodation by the Adopting Employer. The Participant's Benefit shall be paid over the number of years specified by the Adopting Employer in section 7.3 of the Adoption Agreement.

4.5    DEATH OF A PARTICIPANT BEFORE COMMENCEMENT OF RETIREMENT BENEFIT

        If a Participant dies before payment of Benefits commence hereunder, the Participant shall become fully vested and the Participant's Benefits shall be paid to the Participant's beneficiaries in a lump sum as soon as practicable after the Adopting Employer receives notice of the Participant's death. In addition, the Participant's beneficiaries shall receive any pre-retirement death benefit elected by the Adopting Employer in section 4.5A of the Adoption Agreement. Any such pre retirement death benefits elected by the Adopting Employer in section 4.5A of the Adoption Agreement shall be funded in the manner elected by the Adopting Employer in section 4.5B of the Adoption Agreement.

4.6    DEATH OF PARTICIPANT AFTER COMMENCEMENT OF BENEFIT

        If a Participant dies after commencing to receive any Benefit under the Plan, the Participant's beneficiaries shall receive the remaining payments due the Participant, if any, in the same manner as such payment of Benefits would have been made to the Participant had the Participant survived.

4.7    DESIGNATION OF BENEFICIARY

        The Participant shall have the right, at any time, to submit in a form provided by the Adopting Employer, a written or electronic designation of primary and secondary beneficiaries to whom payment under this Plan shall be made in the event of the Participant's death prior to complete distribution of the Benefits due and payable under this Plan. Each beneficiary designation shall become effective only when receipt thereof is acknowledged in writing or electronically by the Adopting Employer. In the event a Participant does not properly designate a beneficiary, any distribution of Benefits due under this Plan after the Participant's death shall be paid to the Participant's surviving spouse, if any, otherwise to the Participant's estate.

4.8    HARDSHIP DISTRIBUTION

        In the event a Participant suffers a financial hardship (as hereinafter defined), the Adopting Employer may, if it deems advisable in its sole and absolute discretion, distribute to or utilize on behalf of the Participant as a hardship benefit (the "Hardship Benefit") any portion of the Participant's deferred contributions (but not earnings) credited to the Participant's account pursuant to Section 4.1 of the Plan as of the date a Hardship Benefit is distributed or utilized at such times as the Adopting Employer shall determine, and the Participant's Benefit shall be reduced by the amount so distributed and/or utilized. "Financial Hardship" shall mean dire, unforseen, financial emergency of the Participant which cannot be reasonably relieved by (1) reimbursement by insurance or otherwise, or (2) liquidation of the Participant's assets to the extent that such liquidation would not in itself cause a financial hardship.

ARTICLE V
TERMINATION OF EMPLOYMENT

5.1    TERMINATION ON OR AFTER RETIREMENT DATE

        Subject to Section 8.4, a Participant who terminates employment with the Adopting Employer on or after the Participant's Normal Retirement Age shall have a right to receive such Participant's Normal Retirement Benefit commencing on the Participant's Normal Retirement Date.

5.2    TERMINATION PRIOR TO RETIREMENT DATE

        Subject to Section 8.4, if a Participant terminates employment with the Adopting Employer prior to Normal Retirement Age for a reason other than death or, to the extent the Adopting Employer has elected a disability benefit under section 4.4 of the Adoption Agreement, disability, the Participant shall be entitled to receive an amount equal to the Participant's deferral contributions credited to the Participant's account pursuant to Section 4.1 of the Plan and earnings credited on such amounts under Section 4.3 of the Plan. Distribution of the amount due under this Section 5.2 shall commence on the first day of the first month following the Participant's termination of employment with the Adopting Employer and, unless the Executive elects at the time of deferral to accelerate payments or take a lump sum distrubtion, payment will be made according to Section 7.3 of the Plan, and shall continue for the period elected by the Adopting Employer in section 7.3 of the Adoption Agreement.

5.3    VESTING

        A Participant shall always be 100% vested in the Participant's deferral contributions credited to the Participant's account pursuant to Section 4.1 of the Plan and earnings thereon.

ARTICLE VI
ADMINISTRATION

6.1
Benefits under this plan will be paid only if the Adopting Employer decides in its discretion that the applicant is entitled to them. This Plan shall be administered and interpreted by the Adopting Employer, whose decisions shall be final, conclusive and binding, except for any action taken pursuant to Section 8.4.

6.2
Rivenet.Com, Inc. ("RIVENET.COM") will assist the Adopting Employer with administrative matters and will act as the third party administrator for the Plan. RIVENET.COM shall have no administrative discretion or authority and is not a fiduciary with respect to the Plan. Use of this Plan document is conditioned upon engagement and continued use of RIVENET.COM for administrative services pertaining to the Plan.

6.3
Any election, direction, notice or designation (or similar action) to be made by a Participant hereunder will be made in such manner as is provided by, and acceptable to, the person or persons designated by the Adopting Employer for this purpose (the "Administrator"). No such election, direction, notice or designation (or similar action) will be deemed to have been given to the Administrator unless it is properly completed and delivered to the Administrator in accordance with the procedures established by such Administrator for such purpose (said procedures need not be in writing), and will take effect at such time as is established by the Administrator, which in any event shall not be earlier than is administratively feasible.

ARTICLE VII
PAYMENT OF RETIREMENT BENEFITS

7.1    SURVIVAL

        Payment of any Benefit hereunder which is contingent upon the survival of the payee shall cease with the last payment due the payee before the payee's death.

7.2    ALIENATION OF BENEFITS PROHIBITED

        No benefit payable at any time under the Plan shall be subject in any manner to alienation, anticipation, sale, transfer, assignment, pledge, attachment or encumbrance of any kind, except as required by law. Neither shall any Benefit payable at any time under the Plan be subject in any manner to the debts or liabilities of any person entitled to such Benefit, nor shall the Adopting Employer be required to make any payments toward such debts or liabilities.

7.3    DURATION AND FORM OF BENEFITS

        Except as otherwise noted, the duration and form of benefits under this Plan shall be payable in accordance with all the terms and conditions of this Plan, including those elected by the Adopting Employer in the Adoption Agreement such as the vesting schedule thereunder and the method in which the Benefit is to be paid. The foregoing notwithstanding, a Participant who retires on or after the Participant's Normal Retirement Age, may request at the time of deferral that the Participant's Retirement Benefit under this Plan be annual installments over no more than 15 years. The Adopting Employer may grant or deny any such request in its sole discretion. Installment payments made under this Plan will fluctuate in amount as necessary to take into account the additional crediting of earnings pursuant to Section 4.3 of the Plan after the commencement of Benefit payments. In general, the amount of each annual installment shall be equal to the remaining value of the Participant's Benefit divided by the number of remaining installments due the Participant, subject to any rights of offset or other adjustments provided for under the terms of this Plan.

        Nothing contained in this Plan to the contrary, the Adopting Employer, in its sole discretion may accelerate any payments due to a Participant or a Participant's beneficiaries.

7.4    UNCLAIMED BENEFITS

        Any of the Benefits hereunder which are unclaimed, including outstanding checks or direct deposits, shall be forfeited to the Adopting Employer.

7.5    WITHHOLDING

        The Adopting Employer shall have the right to deduct from any Benefit, and to withhold from any Compensation otherwise payable to the Participant, any federal, state, or local taxes required by law to be withheld.

ARTICLE VIII
GENERAL PROVISIONS

8.1    FUNDING

        The Plan is intended as an unfunded plan of supplementary retirement Benefits. The Adopting Employer intends to establish appropriate reserves for the Plan on its books of account in accordance with generally accepted accounting principles. Such reserves shall be, for all purposes, part of the general funds of the Adopting Employer and no Participant, spouse, beneficiary, or other person claiming a right under the Plan shall have any interest, right or title to such reserves.

8.2    RIGHT TO AMEND, SUSPEND OR TERMINATE

        The Adopting Employer reserves the right at any time and from time to time to amend, suspend or terminate the Plan by action of its Board of Directors without the consent of any Participant, spouse, beneficiary, or other person claiming a right under the Plan. No amendment of the Plan shall reduce the vested Benefits of any Participant as of the date of amendment.

8.3    EFFECT OF TERMINATION

        In the event that the Plan is terminated, Benefits accrued and payable to Participants, former Participants entitled to Benefits, retired Participants and spouses or beneficiaries shall be limited to amounts vested and accrued as of the date of termination and shall not be subject to crediting of any further earnings. All such vested and accrued amounts shall be distributed to Participants, former Participants entitled to Benefits, retired Participants and spouses or beneficiaries in a lump sum as soon as administratively feasible after the termination of the Plan.

8.4    RIGHTS TO BENEFITS

        No person shall have any right to a Benefit under the Plan except as such Benefit has accrued to such person in accordance with the terms of the Plan, and then such right shall be no greater than the rights of any unsecured general creditor of the Adopting Employer. Neither the establishment of the Plan, the designation of any Participant, nor any provisions of the Plan shall be construed as giving a Participant the right to be retained in the employment of the Adopting Employer or as an Executive of the Adopting Employer.

        The Adopting Employer, at its discretion, may acquire an insurance policy or policies insuring the life of a Participant from which it can satisfy its obligations to make payments pursuant to this Plan. However, it is expressly understood that such contract (or contracts) if acquired, does not create any account or funds separate from the ordinary assets of the Adopting Employer,and no Participant, Participant's spouse, or Participant's beneficiary may look to any such contract as the funds from which benefits under this Plan are to be paid. Any such contract so acquired for the convenience of the Adopting Employer shall be the sole and exclusive property of the Adopting Employer, with the Adopting Employer named as applicant, owner, and beneficiary of any life insurance contract payment; provided further, any such contract shall not be held in trust or as collateral security for the benefit of a Participant, a Participant's spouse, or a Participant's beneficiary, nor is any representation made herein that such contract, if acquired, will be used to provide benefits under this Plan. No Participant, Participant's spouse, or Participant's beneficiary shall have any beneficial ownership interest in, or preferred or other claim against, the life insurance contract, if acquired.

        Notwithstanding any other provisions of this Plan, benefits other than distribution of the Participant's deferral contributions shall cease to be paid to any Participant who discloses confidential information or trade secrets concerning the Adopting Employer without the Adopting Employer's consent, or engages in any activity that is materially damaging to the Adopting Employer.

        Notwithstanding any of the forgoing provisions of the Plan, if any distribution to an Executive hereunder would result in any portion of the payment (or any other amount paid to such Executive during the same Plan Year) not being deductible by reason of Section 162(m) of the Internal Revenue Code, the Adopting Employer may defer the distribution to the first business date on which such payment would not result in any portion of the payment (or any other amount paid to the Executive during the same Plan Year) not being deductible by reason of Section 162(m) of the Internal Revenue Code, and the relevant account will continue to earn investment returns as measured under this Plan.

8.5    CONSTRUCTION

        The law of the state of Illinois will determine all questions arising with respect to the provisions of this Plan, except to the extent superseded by Federal law.

8.6    TITLES

        The titles of the Articles and Sections herein are included for convenience of reference only and shall not be construed as a part of this Plan, or have any effect upon the meaning of the provisions hereof. Unless the context requires otherwise, the singular shall include the plural; the masculine gender shall include the feminine and vice versa; and such words as "herein", "hereinafter", "hereof" and "hereunder" shall refer to this instrument as a whole and not merely to the subdivision in which such words appear.

8.7    SEPARABILITY

        If any term or provision of this Plan as presently in effect or as amended from time to time, or the application thereof to any payments or circumstances, shall to any extent be invalid or unenforceable, the remainder of the Plan, and the application of such term or provision to payments or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term or provision of the Plan shall be valid and enforced to the fullest extent permitted by law.

8.8    RIGHT OF OFFSET

        If, at such time as a Participant becomes entitled to benefits under this Plan, such Participant has any debt, obligation or other liability representing an amount owing to the Adopting Employer, and if such debt, obligation or other liability is due and owing at the time distribution is due hereunder, the Adopting Employer may offset the amount owing against the amount of benefits otherwise distributable hereunder.

8.9    CLAIM FOR BENEFITS

        Subject to and in compliance with the specific procedures contained in the applicable regulations under the Employee Retirement Income Security Act of 1974, as amended: (i) any decision by the Adopting Employer denying a claim by a Participant or a Participant's beneficiary for Benefits under this Plan shall be stated in writing and delivered or mailed to such Participant or such beneficiary; (ii) each such notice shall set forth the specific reasons for the denial, written to the best of the Adopting Employer's ability in a manner that may be understood without legal or actuarial counsel; and (iii) the Adopting Employer shall afford a reasonable opportunity to such Participant or such beneficiary for a full and fair review of the decision denying such claim.

ADOPTION AGREEMENT TO THE
ZEBRA TECHNOLOGIES CORORATION EXECUTIVE
NONQUALIFIED DEFERRED COMPENSATION PLAN

2.5    Normal Retirement Age

        Normal Retirement Age: 65

2.8    Plan Name

  The name of the Plan shall be the: Zebra Technologies Corporation Executive Nonqualified Deferred Compensation Plan

2.9    Effective Date

        The Effective Date of the Plan shall be: January 1, 2002

4.1    Participant Deferral Contributions—Maximum

        100.00% of each Participant's Compensation. A separate election may be made with respect to any bonus payments.

4.3    Crediting Rate

        Mirror the aggregate rate of return of the deemed investment options selected by the Participant.

4.4    Disability Payout

        Yes—Participants shall be entitled to a disability retirement benefit pursuant to Section 4.4 of the Plan.

4.5A    Pre-Retirement Death Benefit

        None

4.5B    Pre-Retirement Death Benefit Funding

        Not Applicable.

7.3    Distribution Period

        Lump Sum or, if requested at time of deferral, installments.

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  Exhibit 10.22